Exhibit 10.14

Summary of Compensation Arrangements for Executive Officers

The following table discloses compensation received during the three fiscal years ended December 31, 2002-2004 by Mr. McKinnish, the Company’s Chief Executive Officer, and by each of the four remaining most highly paid executive officers who served as executive officers during 2004:

				Long-Term Compensation Awards
Name and Principal Position	Year			Restricted Stock Award(s) ($)		Securities Underlying Options (#)	All Other Compensation($) (2)
		Annual compensation(1)
		Salary($)	Bonus($)

Stephen P. Munn	2004	$480,000	$100,000	—		5,000	$8,667
Chairman	2003	480,000	—	—		—	9,333
	2002	462,250	200,000	—		—	7,467

Richmond D. McKinnish	2004	$800,000	$850,000	—		100,000	$10,667
President and Chief	2003	725,000	800,000	—		100,000	9,333
Executive Officer	2002	685,000	600,000	—		100,000	7,467

Carol P. Lowe(3)	2004	$188,333	$200,000	$91,665	(5)	12,000	$8,667
Vice President and	2003	137,800	75,000	—		2,000	7,512
Chief Financial Officer	2002	125,583	50,000	—		1,000	6,800

Kevin G. Forster	2004	$210,000	$200,000	$122,220	(5)	5,000	$10,667
President, Asia-Pacific	2003	187,000	115,000	—		7,500	9,333
	2002	177,000	80,000	—		1,000	17,662	(4)

Steven J. Ford	2004	$230,000	$165,000	$152,775	(5)	5,000	$8,667
Vice President, Secretary	2003	200,000	115,000	—		15,000	8,000
and General Counsel	2002	190,000	100,000	—		6,000	6,800

(1)          Includes amounts earned in fiscal year.

(2)          For the executive officers other than Mr. Forster, includes only contributions by the Company to the Company 401(k) plan.

(3)          Mrs. Lowe was appointed Vice President and Chief Financial Officer, effective May 6, 2004.

(4)          Includes the following contributions by the Company to the Company 401(k) plan: (i) 2002 - $6,800, (ii) 2003 - $9,333, and (iii) 2004 - $10,667, and a $10,862 cost of living reimbursement attributable to overseas assignment in 2002.

(5)          Mrs. Lowe holds 1,500 restricted Shares which are valued at $97,300 on December 31, 2004.  Mr. Forster holds 2,000 restricted Shares which are valued at $129,840 on December 31, 2004.  Mr. Ford holds 2,500 restricted Shares which are valued at $162,300 on December 31, 2004.  All of the restricted Shares were awarded on April 20, 2004 and vest on December 31, 2006.  During the period these Shares remain restricted, Mrs. Lowe and Messrs. Forster and Ford will receive any dividend declared on such Shares.

In addition, at its February 1, 2005 meeting, the Compensation Committee approved the following annual salaries for 2005 for the named executive officers:  (i) Stephen P. Munn - $525,000, (ii) Richmond D. McKinnish - $850,000, (iii) Carol P. Lowe - $250,000, (iv) Kevin G. Forster - $240,000, and (v) Steven J. Ford - $245,000.  The Compensation Committee also awarded the named executive officers options to acquire shares of the Company’s common stock (the “Shares”) and restricted Shares as follows: (i) Stephen P. Munn – 10,000 options, (ii) Richmond D. McKinnish – 70,000 options and 10,000 restricted Shares, (iii) Carol P. Lowe – 8,000 options and 1,000 restricted Shares, (iv) Kevin G. Forster – 8,000 options and 1,000 restricted Shares, and (v) Steven J. Ford – 8,000 options and 1,000 restricted Shares.  The options were awarded at an option price of $64.18, which was equal to the closing market price of the Shares on the date of grant.  All options expire ten (10) years following the date of grant.  Each restricted Share was valued at $64.18, which was equal to the closing market price of the Share on the date of grant.  The restricted Shares vest on December 31, 2007.  During the period the Shares remain restricted, and Mrs. Lowe and Messrs. McKinnish, Forster and Ford will receive any dividend declared on such Shares.

The pension plans of the Company and its subsidiaries provide defined benefits including a cash balance formula whereby participants accumulate a cash balance benefit based upon a percentage of compensation allocation made annually to the participants’ cash balance accounts.  The allocation percentage ranges from 2% to 7% and is determined on the basis of each participant’s years of service.  The cash balance account is further credited with interest annually.  The interest credit is based on the One Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one year period ending on the December 31st immediately preceding the applicable plan year (with a minimum of 4.00%).  The interest rate for the plan year ending December 31, 2004 was 4.00%.  Compensation covered by the pension plan of the Company and its subsidiaries includes total cash remuneration in the form of salaries and bonuses, including amounts deferred under Sections 401(k) and 125 of the Internal Revenue Code of 1986, as amended (the “Code”).

The annual annuity benefit payable starting at normal retirement age (age 65 with five years of service) as accrued through December 31, 2004 under the pension plans of the Company and its subsidiaries for the executives named in the Summary Compensation table were as follows:  Mr. Munn, $400,000; Mr. McKinnish, $435,577; Mrs. Lowe, $3,588; Mr. Forster, $29,133; and Mr. Ford, $21,141.

Section 401(a)(17) of the Code currently places a limit of $205,000 on the amount of annual compensation covered under a qualified pension plan such as the one maintained by the Company (the “Retirement Plan”).  Under an unfunded supplemental pension plan maintained by the Company, the Company will make payments as permitted by the Code to plan participants in an amount equal to the difference, if any, between the benefits that would have been payable under the Retirement Plan without regard to the limitations imposed by the Code and the actual benefits payable under the Retirement Plan as so limited.

Each named executive officer participates in the Company’s executive severance program providing for benefits in the event of a “change of control” (defined generally as an acquisition of twenty percent (20%) or more of the outstanding voting shares of the Company or a change in the majority of the Company’s Board of Directors).  In the event of a termination of the named executive officer’s employment within three (3) years of a “change in control,” the officer is entitled to three (3) years’ compensation, including bonus, retirement benefits equal to the benefits the officer would have received had the officer completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefits for three years, and relocation assistance.  A copy of the Company’s form Executive Severance Agreement is on file as an Exhibit to the Company’s Annual Report on Form 10-K for the year-ended December 31, 1990 and is incorporated herein by reference.